As filed with the Securities and Exchange Commission on May 21, 2019

Registration No. 333-214086

Registration No. 333-147083

Registration No. 333-85376

Registration No. 333-18241

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-214086

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-147083

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-85376

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-18241

SIERRA MONITOR CORPORATION

(Exact name of Registrant as specified in its charter)

California	95-2481914
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1991 Tarob Court

Milpitas, California 95035

(408) 262-6611

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

2016 EQUITY INCENTIVE PLAN

2006 STOCK PLAN

1996 STOCK PLAN

(Full titles of the Plan)

Richard Roda, Esq.

Secretary

Sierra Monitor Corporation

c/o MSA Safety Incorporated

1000 Cranberry Woods Drive

Cranberry Township, Pennsylvania 16066-5207

(724) 776-8600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David A. Edgar, Esq.

Jeffrey W. Acre, Esq.

K&L Gates LLP

210 Sixth Avenue

Pittsburgh, PA 15222

412-355-6500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [X]
Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (the “Registration Statements”), filed with the Securities and Exchange Commission (the “SEC”) by Sierra Monitor Corporation (the “Registrant”):

●	Registration Statement No. 333-214086, filed with the SEC on October 13, 2016, pertaining to the registration of 279,689 shares of the Registrant’s common stock issuable pursuant to the Registrant’s 2016 Equity Incentive Plan and the registration of 2,668,320 shares of the Registrant’s common stock pursuant to the Registrant’s 2006 Stock Plan.

●	Registration Statement No. 333-147083 filed with the SEC on November 1, 2007, pertaining to the registration of 548,521 shares of the Registrant’s common stock issuable pursuant to the Registrant’s 2006 Stock Plan.

●	Registration Statement No. 333-85376, filed with the SEC on April 2, 2002, pertaining to the registration of 1,000,000 shares of the Registrant’s common stock issued pursuant to the Registrant’s 1996 Stock Plan.

●	Registration Statement No. 333-18241, filed with the SEC on December 19, 1996, pertaining to the registration of 600,000 shares of the Registrant’s common stock issuable pursuant to the Registrant’s 1996 Stock Plan.

The Registrant is filing these Post-Effective Amendments to the Registration Statements to withdraw and remove from registration the unissued securities issuable by the Registrant pursuant to the above referenced Registration Statements.

On May 20, 2019, pursuant to the Agreement and Plan of Merger, dated as of March 28, 2019, by and among the Registrant, MSA Safety Incorporated, a Pennsylvania corporation (“MSA”), and Gateway Merger Sub, Inc., a California corporation and a wholly owned subsidiary of MSA (“Merger Sub”), Merger Sub merged with and into the Registrant, with the Registrant surviving the merger as a wholly owned subsidiary of MSA (the “Merger”).

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, the Registrant hereby removes and withdraws from registration any and all securities of Registrant registered pursuant to the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California, on May 21, 2019.

SIERRA MONITOR CORPORATION

By:	/s/ Gustavo Lopez
Gustavo Lopez
President